VALHI, INC. ANNOUNCES ISSUANCE OF
RADIOACTIVE BYPRODUCT DISPOSAL LICENSE

DALLAS, TEXAS ... May 23, 2008 ... Valhi, Inc. (NYSE: VHI) announced today that the Texas Commission on Environmental Quality (“TCEQ”) has decided to issue to its wholly owned subsidiary, Waste Control Specialists LLC (“WCS”), a radioactive material license authorizing byproduct material disposal.  Byproduct material is comprised of the residues left over from uranium mining, including uranium or thorium mill tailings as well as equipment, pipe and other material used to handle and process mill tailings.

“We are pleased the TCEQ has decided to issue the byproduct disposal license and we intend to immediately begin construction so we can permanently dispose of byproduct material currently stored at our facility,” said William J. Lindquist, Chief Executive Officer of WCS. “This license along with the recently issued initial draft license for the disposal of Class A, B and C low-level radioactive waste will provide WCS with a significant and valuable competitive advantage over its competitors, give WCS the widest breadth of storage and disposal licenses of any commercial enterprise in the U.S. for hazardous, toxic, low-level, mixed low-level and byproduct radioactive wastes and allow WCS to achieve its goal of being a ‘one-stop shop’ for waste generators,” Mr. Lindquist said.

“This is a very important step in the growth of WCS,” said Steven L. Watson, President and Chief Executive Officer of Valhi.  “Since our initial investment more than 12 years ago, WCS and the citizens of Andrews and Lea Counties have worked together to create a significant business and employment opportunity for west Texas and east New Mexico and offer a solution to a pressing public problem—the safe and permanent disposal of material that plays a prominent role in our modern society.  The issuance of the byproduct disposal license is a vital part of this solution and will accelerate WCS’ growth and employment base for the area,” Mr. Watson said.

Information about WCS and the remaining licensing process may be found at www.wcstexas.com.

The WCS facility in Andrews County, Texas is currently licensed for the processing, storage and disposal of a broad range of hazardous, toxic and byproduct wastes and certain types of low-level and mixed low-level radioactive wastes.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.